Exhibit 4.21

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Puxi Branch of Bank of Shanghai Co., Ltd.

Shanghai Chejia Financing Lease Co., Ltd.

Shanghai Cango Investment and Management Consultation

Service Co., Ltd.

Personal Consumer Loan Business

Cooperation Agreement

July 2018

Shanghai, China

Party A: Puxi Branch of Bank of Shanghai Co., Ltd. (Hereinafter referred to as “Party A”)

Address: Building 2, No. 595 Caoxi North Road, Xuhui District, Shanghai

Legal representative (responsible person): Wang Ming

Tel: [REDACTED]

Party B: Shanghai Chejia Financing Lease Co., Ltd. (Hereinafter referred to as “Party B”)

Address: 16/F, Building 2, Youyou Century Square, No. 428 Yanggao South Road, Lujiazui Finance & Trade Zone, China (Shanghai) Pilot Free Trade Zone

Legal representative (responsible person): Zhang Xiaojun

Tel: [REDACTED]

Party C: Shanghai Cango Investment and Management Consultation Service Co., Ltd. (Hereinafter referred to as “Party C”)

Address: Room 418, Building 13, No. 258 Juxun Village, Chengqiao Town, Chongming County, Shanghai

Legal representative (responsible person): Zhang Xiaojun

Tel: [REDACTED]

Chapter I General Provisions

Article I. Party A is a financial institution approved to engage in various credit businesses, including personal consumer loan business, and can provide personal consumer loans to eligible retail customers.

Article II. Party B is a financial leasing company approved to engage in the automobile financial leasing business, with rich industry experience and business network.

Article III. Party C is a company with rich experience in providing system support and various loan services to enterprises in the field of automobile consumption.

Article IV. Party A, Party B and Party C wish to, through cooperation, make use of their respective advantages to better provide financial services for automobile retail loans to eligible retail customers.

Chapter II Basic Definitions

Article V. “Personal consumer loan”: refers to the “Shanghai Chejia automobile financial leasing consumer loan” which Party A, Party B and Party C agreed to cooperate on.

Article VI. “Retail customer”: means the borrower specified in the loan contract who is recommended by Party C and finally approved by Party A and Party B.

Article VII. “Loan-related person”: refers to the co-borrower and the guarantor. Co-borrower means a natural person who jointly assumes the obligations of retail customers under a loan contract and whose signature is a necessary condition for a retail customer to obtain a loan (the natural person includes the spouse of a retail customer). Guarantor means any party which, under a loan contract, guarantees or/and indemnifies a retail customer for its repayment obligation or liability for satisfaction, and the other party that has assumed the rights and obligations of the guarantor through assignment or legal enforcement.

Article VIII. “Party A’s acceptance condition”: means the condition under which Party A accepts a retail customer’s loan application, which may be amended by Party A from time to time. However, any amended condition shall be notified to Party B and Party C in writing.

Article IX. “Loan application materials”: refer to the materials and documents containing the name of a retail customer and other relevant information submitted to Party A through the channels and in the forms recognized by Party A.

Article X. “Leased vehicle”: means the vehicle leased under the personal financial leasing consumer loan pursuant to the loan contract.

Article XI. “Loan contract”: means a contract signed by Party A with the retail customer, the co-borrower (if any) and the guarantor (if any), whereby Party A provides financial leasing consumer loan for the retail customer and the loan-related person.

Article XII. “Interest rate”: means the loan interest rate applicable to the personal consumer loan of a retail customer under a loan contract, including but not limited to normal loan interest rate and overdue loan interest rate.

Article XIII. “Interest”: refers to the amount that a retail customer shall pay to Party A according to the applicable loan interest rate under a loan contract, including but not limited to normal interest and overdue interest (default interest).

Article XIV. “Debtor”: means a person who is obligated to pay off debts to Party A and Party B based on a loan contract and mortgage contract, including but not limited to borrower (retail customer), co-borrower, guarantor and other loan-related person.

Article XI. “Repayment date”: refers to the date when the retail customer actually repays the relevant payables under the loan contract to Party A.

Article XVI. “Dealer”: means an automobile dealer who sells a leased vehicle to a retail customer and issues a purchase invoice in its own name based on the retail automobile demand of the retail customer.

Article XVII. “Purchase price”: refers to the price actually paid by the vehicle purchaser when buying the vehicle at the dealer’s premises (excluding various additional taxes, fees and premiums).

Article XVIII. “Market guidance price”: refers to the suggested sales price set by the automobile manufacturer according to the market conditions when the automobile leaves the factory.

Article XIX. “Automobile accessories”: refer to navigation equipment, physical accessories such as exterior film and charging device, as well as intangible accessories and services such as extended automobile warranty and automobile insurance. In this Agreement, it refers to the automobile purchase tax that shall be paid according to the national regulations, insurance fees agreed by the insurance company and automobile positioning equipment.

Article XX. “Loan account”: refers to the account opened by Party B with Party A for receiving the automobile financial leasing consumer loan, specifically:

Account name: Shanghai Chejia Financing Lease Co., Ltd.

Account number: [REDACTED]

Deposit bank: Luwan Sub-branch of Bank of Shanghai

Article XXI. “Repayment account”: refers to the account opened by Party B with Party A for collecting loan repayment funds. This account is supervised by Party A, and Party A deducts funds for repayment according to the personal customer repayment plan generated in its own system, specifically:

Account name: Shanghai Chejia Financing Lease Co., Ltd.

Account number: [REDACTED]

Deposit bank: Luwan Sub-branch of Bank of Shanghai

Chapter III Definitions of Products

Article XXII. Shanghai Chejia automobile financial leasing consumer loan (hereinafter referred to as “consumer loan” or “this consumer loan”) refers to the financial leasing relationship between the retail customer and Shanghai Chejia. At the same time, Party B shall apply to Party A for consumer loan to pay the financial leasing amount. The purpose of the loan is limited to the payment of financial leasing amount.

Article XXIII. Loan limit

(I) In this consumer loan, the loan limit of a single automobile financial leasing consumer loan shall be RMB[REDACTED], and the maximum amount shall be RMB[REDACTED], and shall not exceed [REDACTED]% of the value of the purchased leased vehicle; the maximum amount of a single financial leasing consumer loan for accessories shall be RMB[REDACTED], and shall not exceed [REDACTED]% of the value of the purchased leased vehicle.

(II) The value of the leased vehicle under this consumer loan shall be determined according to the actual purchase price or the market guidance price, whichever is lower.

Article XXIV. Loan period

The loan period of this consumer loan shall be [REDACTED] year at the minimum and not exceed [REDACTED] years at the maximum, which shall be subject to the time limit specified in the financial leasing consumer loan contract approved by the retail customer and Party A.

Article XXV. Loan interest rate

(I) The interest of the loan is calculated at a fixed interest rate, and the interest rate shall not be adjusted during the loan term;

(II) The interest rate of the loan shall be the rate specified in the loan contract signed with the borrower;

(III) The date of interest rate selection shall be the value date;

(IV) The penalty interest rate of overdue loan shall be [REDACTED]% higher than the loan interest rate.

Article XXVI. Repayment method

(I) This consumer loan adopts the repayment method of average capital plus interest on a monthly basis, and the repayment date is the corresponding date of the loan date;

(II) This consumer loan only supports full prepayment;

(III) The grace period for this overdue consumer loan is [REDACTED] natural days;

(IV) This consumer loan shall not be subject to the penalty for prepayment.

Chapter IV Loan Acceptance

Article XXVII. The list of application materials required by the retail customer under this consumer loan project shall be formulated by Party A. Party A shall entrust Party C to receive all paper and electronic materials required by retail customers and loan-related persons, and ensure all materials are consistent with the loan application materials submitted to Party A; Party C shall ensure the quality of all customer information provided to Party A. In case of any loss caused to Party A due to any problem in the authenticity, legality, compliance and consistency of the customer information provided by Party C, Party C shall be responsible for compensation within [REDACTED] workdays.

Article XXVIII. Party C shall ensure that any document that needs to be signed by retail customers and loan-related persons shall be signed in person.

Article XXIX. Party A shall be responsible for verifying whether the loan requirements or information of retail customers involved in the loan application materials are true or accurate.

Chapter V Loan Approval

Article XXX. Party A shall formulate the loan approval policy under this consumer loan, including the access, credit granting and relevant data elements of contract signing of retail customers (see Appendix 2 for details). Party A shall entrust Party C to be responsible for screening the loan application materials according to the above policy. Party C shall timely submit to Party A the information of retail customers and loan-related persons that are deemed to meet the acceptance conditions of Party A after screening for approval through system connection. After receiving the application for approval submitted by Party C, Party A’s system shall conduct pre-approval and formal approval in a timely manner. Party A shall examine the loan application materials independently and without any influence from any party, and shall have the right to decide whether to finally approve the application at its own discretion, and notify Party B of the examination decision through system connection. Party A’s examination decision shall be the final reply decision of the loan application.

Article XXXI. Both parties agree that the number of pre-approval applications of each retail customer shall be [REDACTED], and the period of validity for pre-approval shall be [REDACTED] natural days, subject to the system control of Party A and relevant agreements in Appendix 2.

Article XXXII. Where Party A makes any change or adjustment to the loan approval policy under this consumer loan, it shall notify Party C in writing. In case of any discrepancy between Party A and Party C with respect to the change of the loan approval policy, a separate negotiation shall be conducted.

Chapter VI Contract Signing and Loan Granting

Article XXXIII. The loan application finally approved by Party A shall be deemed as a business deal under this consumer loan. For each loan application finally approved by Party A, it shall ensure that Party B has signed the Vehicle Financial Leasing Contract and Mortgage Contract with retail customers and loan-related persons, specifying that the retail customers shall handle the automobile financial leasing business. All business formalities shall be completed. Party A shall sign the Financial Leasing Consumer Loan Contract and receipt for a loan with retail customers and loan-related persons, clarifying that the loan purpose is only limited to the payment of financial leasing. Retail customers and loan-related persons shall be obligated to repay the loan to Party A, and Party A shall enjoy the rights and interests corresponding to the loan.

Article XXXIV. Party A shall entrust Party C to sign relevant legal documents with retail customers and loan-related persons, and ensure that any document that needs to be signed by retail customers and loan-related persons shall be signed in person.

Article XXXV. For the loan application finally approved by Party A, Party A agrees to apply for the online digital certificate and sign the contract through the Anxinsign platform certified by CFCA, or sign the paper contract. The paper contract and the electronic contract shall have the same legal effect, and the contract party applied by Party A on the Anxinsign platform shall be Luwan Sub-branch under the jurisdiction of Party A. Party A authorizes Party B to sign the Financial Leasing Consumer Loan Contract with the above-mentioned retail customers in the name of Luwan Sub-branch under the jurisdiction of Party A within the validity period of the single loan contract, which shall take effect immediately after being signed. During the cooperation period, if Party B signs a contract with a retail customer whose loan application was not approved by Party A in the name of Luwan Sub-branch under the jurisdiction of Party A, or if Party B signs any legal document without Party A’s consent in the name of Party A, Party B shall bear the legal liabilities arising therefrom and compensate Party A for all losses.

Article XXXVI. Party A shall entrust Party C to conduct a preliminary review of the loan granting materials to ensure that all the formalities for offline contracting by retail customers and loan-related persons have been completed, including but not limited to confirming that the financial leasing business between Party B and retail customers has been completed, confirming that retail customers have completed relevant formalities such as signing of loan contracts, and being responsible for the authenticity of loan granting materials. After being approved, Party B shall automatically transmit the loan application to Party A through the system, and Party A shall notify Party B of the loan approval result through the system after approving the loan. Where retail customers fail to complete the online/offline contracting or relevant information is incomplete or untrue, but Party B has sent the loan application to Party A and is granted with loan, Party B shall bear all the losses incurred to Party A.

Article XXXVII. For the loan that has been approved by Party A for final disbursement, Party A shall directly pay the loan to the “loan account” opened by Party B. Party A shall ensure that all the loans that have passed the granting approval are paid to the loan account of Party B in full before 18:00 every day, and Party B shall not send loan granting applications to Party A after 18:00 every day. The system of Party A shall automatically control the repayment date of the loan application on the 29th, 30th and 31st of each month as the 27th.

Article XXXVIII. Under any loan, the rights and obligations of Party A and retail customers and loan-related persons shall comply with the provisions of the Financial Leasing Consumer Loan Contract.

Chapter VII Repayment

Article XXXIX. When retail customers repay this consumer loan upon maturity, ahead of maturity or overdue, they shall deposit the repayment fund into the repayment account designated by Party A within the time limit specified in the loan contract by itself or entrusting a third-party payment company.

Article XL. Party A shall deduct the repayment funds of retail customers from the repayment account on the agreed repayment date of this consumer loan or after receiving the repayment application from retail customers, and realize the recovery of the principal and interest of each consumer loan.

Article XLI. Party A shall notify Party B of the repayment result of retail customers and other information in a timely manner after the repayment is completed.

Chapter VIII Credit Investigation Management

Article XLII. Party A shall entrust Party C to be responsible for signing the written authorization (hereinafter referred to as the “authorization”, see Appendix 3 for details) in person and legally by retail customers and loan-related persons (borrower, co-borrower (if any), guarantor (if any) indicated in relevant loan application materials. The authorization enables Party A to legally disclose and inquire about relevant information of the borrower, co-borrower (if any) and guarantor (if any) to the personal credit information basic database of the People’s Bank of China and other relevant government agencies, public security organs, procuratorate and courts, and use such information to the extent permitted by laws, regulations, rules and other normative documents.

Article XLIII. In the case of obtaining the above-mentioned authorization, Party A may separately submit and inquire about relevant information of the borrower, co-borrower (if any), guarantor (if any) and guarantor’s spouse (if any) to the personal credit information basic database of the People’s Bank of China and other relevant government agencies, public security organs, procuratorate and courts, and use such information to the extent permitted by laws, regulations, rules and other normative documents.

Article XLIV. All parties agree that Party A shall report the personal credit information of retail customers and loan-related persons to the People’s Bank of China, and Party B shall actively cooperate with Party A in handling customer objections, and timely feedback the handling results to Party A.

Chapter IX Operation Quality Guarantee Measures

Article XLV. Party C shall assist Party A in completing post-loan management, and shall be responsible for front-end customer acquisition, follow-up call and system building under this consumer loan, and undertake operation quality guarantee for the above-mentioned work.

Article XLVI. Party B shall ensure that it shall not release the mortgage relationship with retail customers before the consumer loan of retail customers is settled.

Article XLVII. If a single retail customer fails to repay or repay the principal and interest of the loan in full amount for two consecutive periods, or fails to pay the loan due date (including acceleration of maturity) within [REDACTED] days after the loan is due, or in case of any other default under this Agreement, Party B shall, within [REDACTED] days after the occurrence of the default, return the remaining outstanding principal and interest and default interest in a lump sum in advance. The total amount of the remaining loan principal and interest payable and the repayment order shall be subject to the accounting in the system of Party A or the agreement in the loan contract. The differences in default interest receivable caused by systems of Party A, Party B and Party C shall be checked by the three parties on a monthly basis, and the differences shall be included in the cooperative management remuneration. Party C shall issue relevant VAT invoices to Party A. (See Appendix 7 for specific payment methods and procedures). In case of any dispute between retail customers and Party B, Party B shall not be affected to refund the financial leasing amount.

Article XLVIII. Party B shall deposit a certain amount of fund as the security deposit for the project in order to guarantee Party B’s performance of the obligations required by the operation quality guarantee measures. The initial security deposit for the project shall be RMB[REDACTED]. With the expansion of the project scale, the security deposit shall be increased by RMB[REDACTED], which shall be subject to the written consent of the three parties. The margin is deposited into the margin account opened by Party B with Party A (account name: Shanghai Chejia Financing Lease Co., Ltd., account number: [REDACTED]).

Chapter X Post-Loan Management

Article IL. After the granting of this consumer loan, Party C shall be responsible for all customer service, and retail customers shall not apply for changing the loan period, loan interest rate and other services.

Article L. Party C shall assist Party A in completing the post-loan management of this consumer loan. Party C shall be mainly responsible for post-loan services for retail customers, follow-up call, overdue collection, disposal of non-performing loans and post-loan data sharing. Party A shall be mainly responsible for loan fund monitoring, loan data spot check, loan risk monitoring and post-loan data analysis.

Article LI. Party B shall submit business and risk reports to Party A on a quarterly basis, including: total balance of the Company’s loan, overdue balance and NPL balance; cooperation between the Company and other financial institutions; review and approval, risk exposure and risk prevention and control measures during the reporting period; post-loan collection and measures during the reporting period.

Article LII. Party B and Party C shall not publicize the information in the name of Party A, or collect interest from customers in any form, and guarantee the security of customer information.

Article LIII. Party A, Party B and Party C shall hold regular working meetings. The contents of meetings shall cover the current development of the business, the objective plan for the next stage and development strategies (including but not limited to the amount of consumer loans, product allocation plan, access standard of customer and borrower, collection measures and disposal of NPL). The meetings shall be mainly in the form of teleconference and on-site meeting, which shall be held at least once every quarter.

Article LIV. Within the scope permitted by applicable laws and subject to regulatory compliance requirements, Party C shall provide Party A with all post-loan data within 60 days.

Article LV. Party B shall send the consumer loan application reconciliation statement to Party A for system check every day.

Article LVI. Party A shall entrust Party C to conduct a verification follow-up call every quarter (the list shall be provided by Party A), and fill in the Batch Cluster Loan Follow-up Record Book (see Appendix 4), register the Post-loan Verification Follow-up Call Ledger of Personal Loans (see Appendix 5), and send the materials to Party A after completion. Party A shall randomly check on the follow-up of Party C.

Party C’s inspectors shall check the borrower and its loan information according to the system information, including but not limited to the following aspects:

1. Check the name and confirm whether the loan is applied for by the borrower himself;

2. Check the products purchased and confirm whether the loan purpose is consistent with the credit purpose;

3. Check the information of the borrower, and confirm the occupation, income, repayment intent of the borrower.

Article LVII. Party A shall conduct a spot check on the archives kept by Party C at the beginning of each quarter (the list shall be provided by Party A), and fill in the Spot Check Record of Batch Cluster Loan Archives (see Appendix 6).

Article LVIII. Party A shall monitor this consumer loan on a monthly basis, track, analyze and assess the asset quality of the business, and pay special attention to the following two situations:

1. Whether to touch the warning line agreed in this Agreement. When the refund rate of financial leasing loan of the project (refund rate of financial leasing loan = full refund amount/ (loan balance + full refund amount) reaches [REDACTED]%, it is the warning line of the project. In case of touching the warning line, Party A shall issue a risk alert, make an appointment with Party B, analyze the cause of default risk, and increase the monitoring frequency to once a week.

2. Whether to touch the cooperation suspension line agreed in this Agreement. When the refund rate of financial leasing loan of the project reaches [REDACTED]%, the acceptance of new business shall be suspended. In case of touching the cooperation suspension line, Party A shall issue a risk alert, make an appointment with Party B, suspend relevant new business and deal with the aftermath according to the cooperation agreement. If the refund rate of financial leasing loan drops to below [REDACTED]% after the suspension of business, Party A, Party B and Party C may re-open business cooperation after assessing the overall risk of the project.

Chapter XI Loan Collection

Article LIX. Party A shall entrust Party C to collect the loan, and Party C shall formulate different collection strategies and implementation rules according to the overdue days of the loan. Collection methods include but are not limited to collection via SMS, collection via telephone, door-to-door home visit, mandatory vehicle recovery and vehicle disposal and realization. Party C shall urge retail customers to repay the loan in time, and keep abreast of the changes in the economic capability, repayment willingness and credit status of retail customers in time.

Article LX. Party C shall provide Party A with the overdue collection report under this consumer loan on a quarterly basis, and feedback the collection effect (such as overdue rate and roll rate) and introduction to the collection, and Party A shall evaluate it.

Chapter XII Settlement of Expenses

Article LXI. Party A shall collect interest, penalty interest and relevant fees for each consumer loan according to the provisions of the loan contract.

Article LXII. As Party C provides Party A with financial consulting management services, Party A shall pay Party C the cooperation management remuneration. Once the principal of this consumer loan is issued in accordance with the loan contract, Party C shall have the right to obtain cooperation management remuneration under this clause. Party C shall issue relevant special VAT invoices to Party A. (See Appendix 7 for specific payment methods and procedures)

Article LXIII. Party A shall pay Party C the cooperation management remuneration according to the following charging standard formula: cooperation management remuneration = total interest actually deducted in the previous month at the interest rate in the loan contract - total interest calculated in the previous month at the annualized interest rate of [REDACTED]%.

Chapter XIII Cooperation Commitment

Article LXIV. Party A, Party B and Party C are equal subjects of civil rights and obligations, and the three parties shall jointly manage each loan. If the other two parties suffer direct losses due to the fault of one party, the losing party shall have the right to claim compensation from the defaulting party who shall bear a certain proportion of liability for damages according to the degree of fault.

Article LXV. Party B and Party C shall timely, accurately and completely transmit to Party A the relevant information and data under the project, including but not limited to the loan application materials and repayment information, as well as handle other loan-related matters as instructed by Party A.

Article LXVI. During the term of performance of this Agreement, Party B and Party C shall manage the underlying credit assets under this project in accordance with their generally applicable credit management procedures and the terms and requirements of applicable laws, and cooperate with Party A in reviewing and auditing the credit assets granted by Party A.

Article LXVII. For each personal consumer loan, the cooperative relationship between Party A, Party B and Party C shall take effect from the time of granting each loan to the time when the loan is settled. Unless agreed by the three parties in writing, such cooperative relationship shall not be terminated in advance. If the loan has not been settled upon expiration of the term of this Agreement, the cooperative relationship under this loan shall be terminated upon settlement of loan.

Article LXVIII. Party A, Party B and Party C agree that the information and data related to the approval, granting, repayment and risk control of this personal consumer loan shall be timely delivered to the other party through the electronic data interchange system jointly established by the three parties. The three parties shall jointly formulate the format of application data list, sending and receiving methods and data review rules and methods required by retail customers under this project. After the three parties reach an agreement on the format of application data list, sending and receiving methods and data review rules and methods, any party shall not amend at will without the written consent of three parties.

Article LXIX. Party A, Party B and Party C shall ensure that the information is released in the form of communication and negotiation in advance.

Article LXX. Party A, Party B and Party C shall be obligated to keep confidential the business secrets and customer information of any party during the business cooperation, except for the cooperation required by laws, regulations and competent authorities.

Article LXXI. The three parties shall separately reach an agreement on and implement the handling mechanism in case of system abnormality or inconsistency of data between the two parties.

Article LXXII. Party A, Party B and Party C shall discuss the control scope, transmission mode and use scope of information security together during the information sharing process, and shall not provide corresponding shared information to the fourth party.

Chapter XIV Liability for Breach of Contract

Article LXXIII. After this Agreement takes effect, in case of the following circumstances to any party, the other two parties shall have the right to identify its breach and require it to bear the compensation liability arising from its breach:

1. In case of non-performance or non-full performance or violation of the obligations agreed upon in this Agreement, it shall bear corresponding liability for breach of contract and compensate for the losses caused to the other party;

Article LXXIV. After this Agreement takes effect, if any of the following circumstances occurs to any party, both parties may negotiate whether to change or terminate this Contract:

1. Any other material adverse changes occur due to its own status, which has affected or may affect its ability to perform various obligations under this Agreement;

2. Closing of business;

3. Being dissolved, suspended for rectification, revoked of business license or cancelled.

Article LXXV. If the enactment or change of any law or regulation or any change in the interpretation or application thereof has shown or will show that the performance by any party of its obligations under this Agreement is unlawful so that this Agreement may not be performed, Party A, Party B and Party C shall communicate in a timely manner, adjust the cooperation model, and the three parties shall not bear any liability for breach of contract.

Chapter XV Dispute Resolution

Article LXXVI. If any dispute arising from the performance of this Agreement cannot be settled through negotiation, such dispute shall be submitted to the People’s Court of Shanghai Pudong New District for litigation.

Chapter XVI Information Exchange

Article LXXVII. Any notice, request or other communication given or made under this Agreement shall be delivered in the written form (including registered mail, courier, fax, electronic data interchange system, e-mail). For any notice delivered by registered mail or courier, the delivery date shall be the date of receipt by the recipient; by fax, the delivery date shall be the date when the sender send a complete fax report; by electronic data interchange system, the time of entry of electronic data into the system shall be deemed as the arrival time; by e-mail, the delivery date shall be the date on which the recipient receives it.

Article LXXVIII. The communication information of the three parties shall be separately agreed upon. If it is necessary to change the relevant communication information, the changing party shall notify the other two parties in writing 15 workdays in advance. Otherwise, the other two parties shall have the right to continue to notify the other party according to the original contact person and contact information, and the changing party shall be liable for all consequences caused thereby.

Article LXXIX. The respective contacts of the parties are confirmed as follows:

Partnerships	Name	Address:	Tel.	Mobile	E-mail
Party A	Du Haiyan	2/F, Bank of Shanghai, No. 369 Fuxing Middle Road	[REDACTED]	[REDACTED]	[REDACTED]
	Cao Sanmei	2/F, Bank of Shanghai, No. 369 Fuxing Middle Road	[REDACTED]	[REDACTED]	[REDACTED]
	He Wei	2/F, Bank of Shanghai, No. 369 Fuxing Middle Road	[REDACTED]	[REDACTED]	[REDACTED]
Party B	Song Zhipeng	16/F, Building 2, Youyou Century Square, No. 428 Yanggao South Road	[REDACTED]	[REDACTED]	[REDACTED]
	Ni Cheng	19/F, Building 2, Youyou Century Square, No. 428 Yanggao South Road	[REDACTED]	[REDACTED]	[REDACTED]
Party C	Yan Min	16/F, Building 2, Youyou Century Square, No. 428 Yanggao South Road	[REDACTED]	[REDACTED]	[REDACTED]

The application scope of the aforesaid address for service includes the non-litigation stage and the first instance, second instance, retrial and execution procedure after the dispute enters the litigation procedure.

Chapter XVII Effectiveness, Alteration, Rescission and Termination

Article LXXX. This Agreement shall come into effect after being signed by the legal representatives (responsible persons) or authorized representatives of the three parties and affixed with the Company’s seals.

Article LXXXI. In case of any discrepancy between this Agreement and any prior agreements signed by the three parties with respect to the business cooperation, this Agreement shall prevail.

Article LXXXII. The term of cooperation under this Agreement shall be from on [ ], 2018 to December 31, 2019. If any party fails to raise any objection to the other two parties within 90 days prior to the expiration of the term of cooperation, the term of cooperation under this Agreement shall be automatically extended by 3 years. Upon the expiration of the extended term of cooperation, the automatic renewal rules shall still be implemented in accordance with the above-mentioned provisions, with no limit on the number of times.

Article LXXXIII. During the term of this Agreement, the three parties shall have the right to terminate this Agreement in written notice to the other two parties (90) days in advance. This Agreement is terminated with the written consent of the three parties, provided that the termination of this Agreement shall not relieve any party of its obligations and liabilities to the other two parties under this Agreement.

Article LXXXIV. If the effectiveness or legality of the cooperation is involved due to changes in laws and regulations or policies of government regulatory authorities, the three parties have the right to terminate the cooperation and this Agreement immediately.

Chapter XVIII Supplementary Provisions

Article LXXXV. This Agreement shall be written in Chinese in [six] copies, with each party holding [two] copies and each copy having the same legal effect.

Article LXXXVI. The appendixes under this Agreement shall be an integral part and have the same legal effect. The contents in the appendixes can be adjusted according to the subsequent business operation (see Appendix 8 for details).

Article LXXXVII. After this Agreement comes into effect, the Cooperation Agreement on Personal Consumer Loan between Bank of Shanghai and Shanghai Chejia (contract No.:     ) signed by Party A, Party B and Party C in April 2018 shall be annulled at the same time, and the business during the period shall not become invalid.

(No text below)

(Signature page below without text)

Party A (seal) [Puxi Branch of Bank of Shanghai Co., Ltd.]	Party B (Seal): [Shanghai Chejia Financing Lease Co., Ltd.]

Responsible person or authorized representative: [Wang Ming] (seal)	Responsible person or authorized representative: [Zhang Xiaojun] (seal)

Date of Signing: July 31, 2018	Date of Signing: July 31, 2018

Party C (seal) [Shanghai Cango Investment and Management Consultation Service Co., Ltd.]

Responsible person or authorized representative: [Zhang Xiaojun] (seal)

Date of Signing: July 31, 2018